Exhibit 99.1

Quantum Provides Additional Business Updates

SAN JOSE, Calif., April 12, 2024 – Quantum Corporation (Nasdaq: QMCO), a leader in solutions for AI and unstructured data, provided additional updates on its business.

Fiscal Fourth Quarter 2024 Liquidity Update

Quantum’s unaudited cash and long-term debt balances as of March 31, 2024, are provided below:

•	Cash and cash equivalents were $26.1 million.

•	Outstanding term loan debt was $87.9 million,

•	Outstanding borrowings under the revolving credit facility was $26.6 million,

•	Total interest expense for the three-month period ended March 31, 2024, was $4.1 million.

Quantum has not completed preparation of its financial statements for the fourth quarter and full fiscal year ended March 31, 2024. The unaudited financials presented in this press release for the fiscal year ended March 31, 2024, are based on preliminary estimates and are subject to adjustment.

Improving Working Capital and Debt Reduction

Subsequent to the Fiscal Fourth Quarter end, on April 2, 2024, Quantum completed a transaction with a partner to provide turnkey, third-party logistics, and asset management for its Global Services operations. As part of this arrangement, Quantum sold certain service inventory assets for an approximate payment of $15 million. Quantum used proceeds from the disposition of these assets to improve its financial flexibility, including paying down approximately $12.3 million of its existing debt. This transaction is consistent with the Company’s broader efforts to prioritize certain financial and business projects targeting improvements to working capital, acceleration of new products and a more focused business. This transaction is not reflected in our Fiscal Fourth Quarter 2024 liquidity update provided earlier.

New ERP System Implemented

After a three-year process, Quantum has completed implementation of its new Enterprise Resource Planning (ERP) system, and as a result, expects to see a material reduction in associated capital expenditures in the future. The new ERP system is also expected to result in future operational efficiencies throughout the organization.

Nasdaq Update

Following the Company’s prior announcement on March 25, 2024, The Nasdaq Stock Market LLC (Nasdaq) granted Quantum’s request to stay the suspension of delisting of its common stock pending a scheduled hearing on May 14, 2024, with the Nasdaq Hearings Panel. Although there can be no assurance that the Panel will grant Quantum’s request for an extension, Quantum is diligently working to comply with all of the applicable Nasdaq listing criteria within the period of time that the Panel may grant.

Board of Directors Transition

Quantum also announced that after 7 years of service on the Board of Directors, Marc E. Rothman, will be retiring from the board of directors, effective as of the earlier of August 31, 2024, or the date of Quantum’s 2024 annual meeting of stockholders. “Marc has been a dedicated member of our board, and we thank him for his service. I appreciate him remaining on the board while we regain compliance with our SEC financial reporting,” said Jamie Lerner, Quantum’s Chairman and CEO. Mr. Rothman stated, “I am grateful for my time on the board and look forward to seeing Quantum’s continued progress as it transitions to new products and benefits from recent operational initiatives.” The Company is engaging a search firm to identify a new independent director to join the board.

About Quantum

Quantum delivers end-to-end data management solutions designed for the AI era. With over four decades of experience, our data platform has allowed customers to extract the maximum value from their unique, unstructured data. From high-performance ingest that powers AI applications and demanding data-intensive workloads, to massive, durable data lakes to fuel AI models, Quantum delivers the most comprehensive and cost-efficient solutions. Leading organizations in life sciences, government, media and entertainment, research, and industrial technology trust Quantum with their most valuable asset – their data. Quantum is listed on Nasdaq (QMCO). For more information visit www.quantum.com.

Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Forward-Looking Information

The information provided in this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events affecting our business. Such forward-looking statements include, in particular: Preliminary financial updates for the fourth quarter ended March 31, 2024, including cash and outstanding debt; Quantum’s efforts to regain and maintain compliance with the listing standards of Nasdaq; expected benefits of the ERP system on its capital expenditures and operational efficiencies; Quantum’s efforts to identify a new independent director; and the Quantum’s plans, objectives and intentions that are not historical facts generally.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters and other statements regarding matters that are not historical are forward-looking statements. Investors are cautioned that these forward-looking statements relate to future events or our future performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: actual results for the fourth quarter ended March 31, 2024, the quarter and year end close process and audit of Quantum’s financial statements; the outcome of the pending re-evaluation of accounting matters and the possibility of adjustments, including material adjustments, to Quantum’s financial statements as the re-evaluation progresses; the discovery of additional and unanticipated information during the re-evaluation process; risks related to the timely completion of the re-evaluation and filing of the Form 10-Qs within the expected timeframe; the ability to meet stock exchange continued listing standards; the possibility that the Nasdaq may delist Quantum’s common stock; the possibility that the Nasdaq Hearings Panel may not grant an additional extension; risks related to Quantum’s ability to implement and maintain effective internal control over financial reporting in the future; assumptions related to implementation of the ERP system; and the impact of these factors on Quantum’s performance and outlook. See also other risks that are described in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission (the SEC), including its Annual Report on Form 10-K filed with the SEC for the fiscal year ended March 31, 2023, and any subsequent reports filed with the SEC. Quantum does not intend to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

Investor Relations Contacts:

Shelton Group

Leanne K. Sievers | Brett L. Perry

P: 949-224-3874 | 214-272-0070

E: sheltonir@sheltongroup.com